Exhibit 3.2

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
YUMA ENERGY, INC.

The undersigned, being the Corporate Secretary of Yuma Energy, Inc., a California corporation (the “Company”), hereby certifies that the Company’s Amended and Restated Bylaws, dated October 17, 2013 (the “Bylaws”), were amended by a resolution of the shareholders of the Company, adopted on June 9, 2015, as follows:

1.	Section C of Article II of the Bylaws is amended in its entirety to read as follows:

“Section C.    Number of Directors.

The authorized number of directors of the Corporation shall be not less than five (5) nor more than nine (9), and the exact number of directors within those limits shall be five (5) unless and until the exact number of directors is changed from time to time, within such specified limits, by a resolution which is duly adopted by the Board.”

2. Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

YUMA ENERGY, INC.

Dated: June 9, 2015	By:	/s/ Kirk F. Sprunger
Kirk F. Sprunger
Corporate Secretary